                                                                   Exhibit 10.42

                              COLE MANAGED VISION

                                February 6, 2004

Mr. William A. Schwartz
Chief Executive Officer
U.S. Vision, Inc.
One Harmon Drive
Glendora, New Jersey 08029

     Re: Fourth Amendment to Vision Care Agreement

Dear Bill:

     The parties entered into the Participating Provider Agreement dated as of June 1, 1997 as amended on April 9, 1998, October 30, 2002 and December 19, 2003 by and between U.S. Vision, Inc., a Delaware corporation ("USV"), and Cole Vision Corporation, a Delaware corporation ("CVC"), referred hereafter as the "Vision Care Agreement". Capitalized terms used but not defined herein shall have the meanings ascribed in the Vision Care Agreement. USV and CVC hereby agree to amend the Vision Care Agreement as follows:

1. Section 4.1 of the Vision Care Agreement is hereby deleted and replaced in its entirety with the following:

     "The Term of this Agreement shall commence on June 1, 1997 and shall terminate on December 31, 2008, unless terminated earlier pursuant to the terms of this Agreement A contract year shall be twelve months of the term of the Agreement commencing on January 1 and terminating December 31 of any year."

2. Section 2.6 of the Vision Care Agreement is hereby deleted and replaced in its entirety with the following:

     "CVC shall provide electronic means for USV to submit compliant ANSI X-1 2 837 health care claim- professional for the submission of claims for Billable Plans and a format to report each Covered Vision Services transaction of a Non-Billable Plan to CVC or its Affiliates (collectively referred to as "Claim Forms"). Until such time as the electronic format is operational, the parties shall continue to use paper forms and web transactions.

3. Section 3.12 of the Vision Care Agreement is hereby deleted and replaced in its entirety with the following:

     Billable Transactions

     "USV agrees that it shall submit a Claim Form consistent with Section 2.6 of this Agreement to CVC or its Affiliates, reflecting all Covered Vision Services provided to a Member or such Member's eligible dependents within sixty (60) days of the Member's date of the service. For purposes of this Agreement, a Billable Transaction shall mean each separate optical product (i.e., eyeglasses, frames, lenses, etc.) provided to a Member or such Member's eligible dependent pursuant to a Billable Plan; provided, however, the purchase of a complete pair of eyeglasses or more than one (1) box of contact lenses shall be recorded as one (1) Billable Transaction. For each Billable Transaction reflected on the Claim Form, USV agrees that CVC shall have the right to deduct the sum of Eleven Dollars and fifty cents ($11.50) for Covered Vision Services provided as of February 1, 2004 and thereafter (the "Transaction Fee") from any sums due and owing USV for reimbursement under Billable Plans. In the event a Member purchases more than one (1) optical product at one date of service, USV will be subject to the payment of a single Transaction Fee. Notwithstanding the above, for each Transaction for the sale of contact lenses, USV agrees that CVC may deduct this Transaction Fee of Four Dollars ($4.00) provided as of February 1, 2004 and thereafter. CVC will increase the amount of each Transaction Fee described above by three percent (3%) per year. Such increase shall be effective on January 1 of each subsequent year of the term of this Agreement.

     Non-Billable Plan Transactions

          For purposes of this Agreement, a "Non-Billable Plan Transaction" shall mean any Covered Vision Services provided to a Member or such Member's eligible dependents pursuant to a Non-Billable Plan. USV agrees that it shall report any Covered Vision Services provided to a Member or such Member's eligible dependents of a Non-Billable Plan monthly and in such format as reasonably required by CVC.

     Commencing with the calendar month of February 2004, in full consideration for the right to participate in the Network of providers to such Non-Billable Plans, USV shall pay CVC a monthly amount equal to the sum of

          (x) The number of Locations that USV is operating multiplied by

          (y) Three Hundred Sixty Six Dollars and 67 Cents ($366.67)

     Such monthly payments are hereinafter referred to as the "Non-Billable Transaction Fee" and shall be due on the before the tenth business day of the each calendar month during the term hereof commencing with the month of February 2004. Provided, however, that the Non-Billable Transaction Fee shall be reduced by fifty percent (50%) for the first twelve (12) months of operation as to any USV location which has been opened for business for twelve (12) months or less; for the purposes of this provision, a new location that is located within one (1) mile of a location closed within thirty (30) days of the opening of the new location, shall not be considered to have been opened for less than twelve (12) months. CVC will increase the annual amount of the Non-Billable Transaction Fee three percent (3%) per year. Such increase shall be effective on January 1 of each subsequent year of the term of this Agreement. In addition, the Non-Billable Transaction Fee shall be reduced pro rata in the event that CVC adds more than five hundred (500) non-rural retail locations to CVC's Preferred or Retail Only Networks to service Non-Billable Plans in any one contract year, If CVC increases its Preferred or Retail Only Network by at least five hundred (500) non-rural retail providers in any one contract year, the pro rata reduction shall be effective January 1 of the subsequent contract year and shall be determined by multiplying the Non-Billable Transaction Fee by the result of the increased number of non-rural retail locations in the prior contract year divided by the total number of participating locations as of December31 of the then current contract year.

     For purposes of this Agreement, non-rural retail location" shall mean an individual store location of a national vision retail brand or a chain of five hundred (500) or more locations operated under the same name that is not located in a rural designated zip code.

     If the number of aggregate lives contracted under the total number of Non-Billable Plans increase or decrease by more than twenty percent (20%) in any one contract year, the parties shall on a prorated basis adjust the Non-Billable Transaction Fee. If USV's payment of any monthly Non-Billable Transaction Fee remains outstanding for thirty (30) days or more, CVG shall have the option to offset such outstanding payments against any reimbursement for Covered Vision Services performed under Billable Plans.

4. Subsection 4.2(e) and Section 7.7 of the Vision Care Agreement shall be deleted in their entirety.

5. Section 7.1 of the Vision Care Agreement shall be deleted in its entirety and replaced with the following:

     CVC, its Affiliates, Plans, or any regulatory agency shall have access upon reasonable notice and during reasonable business hours at Locations or at USV's corporate headquarters to inspect, audit, and request of copies records relating to the Covered Vision Services performed pursuant to the terms of this Agreement during the term of this Agreement and for a period of 6 years from the termination of this Agreement or as required by federal and state law. CVC shall not have the right to audit any other records except those relating to the Covered Vision Services provided by USV pursuant to the terms of this Agreement.

6 Section 7.2 of the Vision Care Agreement shall be deleted in its entirety and replaced with the following:

     Marketing Charges. In addition to the payment of the Transaction Fees:

          a. In the event USV continues to operate between fifty-two (52) and ninety-eight (98) Sears Optical locations on the first day of each month during the term of this Agreement, USV shall pay, or cause to be paid, by bank wire transfer of immediately available funds to an account designated in writing by Cole, an amount in cash equal to Thirty-Five Thousand Dollars ($35000). In the event that USV is operating less than 52 Sears Optical location or more than 98 Sears Optical locations, USV and Cole shall agree upon a prorated adjusted monthly payment for such national advertising efforts. Such amount shall be used by Cole Vision as it considers appropriate for national advertising efforts for Sears Optical.

          b. U.S. Vision shall contribute to CVC's marketing costs associated with certain Billable and Non-Billable Plans as follows:

               i. twenty percent (20%) of CVC's incurred costs for marketing of the AARP Vision Program~

               ii. twenty percent (20%) of CVC's incurred costs for the marketing of the American Legion Vision Plan;

               iii. contribute up to Thirty-Five Thousand Dollars for transition costs incurred by CareFirst: and,

               iv.  any amounts as mutually agreed upon by the parties.

          USV agrees to make such payments that shall be due and payable upon USV's receipt of CVC's invoice. Any amounts not paid when due pursuant to this Section shall accrue interest at the per annum rate of 11.75%. Such marketing costs may be reduced pro rata in accordance with the terms of Section 3.12 of this Agreement."

7. Section 7.8 of the Vision Care Agreement is modified to include the following:

     Notwithstanding the foregoing, USV may be a participating provider in i) any vision network with respect to any new host stores in which USV operates and as to which CVC does not consent to the inclusion of such locations in any CVC Network; or ii) any managed vision network to provide vision services and/or materials only to groups and/or plans of two thousand five hundred (2500) or less covered lives or members who contract with such networks for the provision of vision services and/or optical materials; and (iii) Opticare to provide vision services and/or materials to a plan that has contracted with Opticare and CVC chooses not to participate in such plan; however, CVC must be offered the right to participate in any plan contracted with or offered by OptiCare and refused to participate prior to USV having the ability to become a participating provider in such plan During the term of this Agreement, in all other circumstances, USV may seek to CVC's approval to participate in other vision network opportunities.

8.   Section 2.2 of the Vision Care Agreement is modified to include:

     USV locations will be included in any CVC Network, including Preferred and Retail Only Networks, except in the following circumstances: i) a Plan elects not to have USV locations as a participating providers of its Plan; or, ii) USV does not accept any additional terms or conditions requested by an individual Plan.

     CVC's call centers shall direct callers to retail locations on a random basis consistent with the parameters sought by the caller and without preference to CVC's affiliated locations.

9. Except as modified by this letter amendment, the provisions of the Vision Care Agreement shall remain in full force and effect.

10. This letter amendment may be executed in two (2) counterparts, each of which shall be deemed the original, but all of which together shall constitute one and the same agreement.

     If this letter amendment is acceptable to you, please execute both copies of this letter in the space provided below and return one fully executed copy to the undersigned.

Very truly yours,

COLE VISION CORPORATION


/s/ Stephen L. Holden
-------------------------------------
Stephen L. Holden
Executive Vice President

Acknowledged and agreed to this 6th
day of February, 2004


U.S. VISION, INC.


/s/ Carmen Nepa
-------------------------------------
Carmen Nepa
Executive Vice President

cc: Eric Bertrand
    Mike McPhillips